Exhibit 99.1
March 28, 2025
AlerisLife Inc.
FVE Managers, Inc.
Two Newton Place
255 Washington Street, Suite 230
Newton, Massachusetts 02458
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Master Management Agreement, dated as of June 9, 2021 (as amended, restated or supplemented from time to time, the “Master Management Agreement”), by and among Diversified Healthcare Trust, a Maryland real estate investment trust (“DHC”) and certain of its subsidiaries, AlerisLife Inc., a Maryland corporation (“Aleris”), and FVE Managers, Inc., a Maryland corporation (the “Manager”). DHC, Aleris and the Manager acknowledge that from time to time, to accommodate secured financings, the Manager and one or more subsidiaries of DHC have entered into, and in the future may enter into, separate property management agreements for specific properties (each, a “Property Specific Management Agreement”).
The purpose of this letter is to confirm our understanding and agreement as follows:
1.    Notwithstanding anything in a Property Specific Management Agreement to the contrary, the terms and conditions of the Master Management Agreement will control the rights and obligations of DHC and its applicable subsidiaries, Aleris and the Manager, as among themselves, including, without limitation, the fees payable, the term of the property management arrangement, the conditions for (and amounts payable upon) termination, and the resolution of disputes.
2.    Any fees paid under a Property Specific Management Agreement will be credited against amounts due from DHC and its subsidiaries under the Master Management Agreement.
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If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.

Very truly yours,

Diversified Healthcare Trust,
on behalf of itself and its applicable subsidiaries

By:	/s/ Christopher J. Bilotto
Christopher J. Bilotto
President and Chief Executive Officer

Acknowledged and agreed:

AlerisLife Inc.
FVE Managers, Inc.
By:    /s/ Jeffrey C. Leer
Jeffrey C. Leer
President and Chief Executive Officer of each of the foregoing entities